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Prospectus

4,414,492 Shares

Guess?, Inc.

Common Stock

        The selling stockholders who are identified in this prospectus may offer and sell from time to time up to 4,414,492 shares of common stock of Guess?, Inc. by using this prospectus. We will not receive any proceeds from the sale of these shares by the selling stockholders. For more information, please refer to "Selling Stockholders" on page 11 of this prospectus.

        Our common stock is traded on the New York Stock Exchange (NYSE) under the ticker symbol "GES." On July 7, 2003, the closing price of our common stock, as reported by the NYSE, was $7.10 per share.

        Our principal executive offices are located at 1444 S. Alameda Street, Los Angeles, California 90021, Attention: Investor Relations. Our telephone number at that location is (213) 765-3100.

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 1.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated July 8, 2003

i

Risk Factors

        You should carefully consider the following factors and other information in this prospectus and any accompanying prospectus supplement before deciding to invest in the shares of our common stock. Additional risks which we do not presently consider material, or of which we are not currently aware, may also have an adverse impact on us.

Risks of Our Business

Demand for our merchandise may decrease and the appeal of our brand image may diminish if we fail to identify and rapidly respond to consumers' fashion tastes.

        The apparel industry is subject to rapidly evolving fashion trends and shifting consumer demands. Accordingly, our brand image and our profitability are heavily dependent upon both the priority our target customers place on fashion and on our ability to anticipate, identify and capitalize upon emerging fashion trends. Current fashion tastes place significant emphasis on a fashionable look. In the past this emphasis has increased and decreased through fashion cycles. If we fail to anticipate, identify or react appropriately, or in a timely manner, to fashion trends, we could experience reduced consumer acceptance of our products, a diminished brand image and higher markdowns. These factors could result in lower selling prices and sales volumes for our products and could have a material adverse effect on our results of operations and financial condition.

Revenue from our wholesale customers has decreased by more than 50% since 2000. If this trend continues, it would have a material adverse effect on our financial condition.

        Our revenue from wholesale customers has decreased from approximately $348.9 million in 2000, to $260.1 million in 2001 and $159.6 million in 2002, or 54.3% over the past two years. We have realized a decrease in revenue over the last two years due to the licensing out of our kids business in the first quarter of 2002, cautious purchasing by department store buyers in response to lower consumer spending and higher allowances, a decrease in the number of locations in which our product is sold, the promotional environment at retailers and decreased sales in Asia. If this trend continues, it will materially affect our financial condition.

Our wholesale business is highly concentrated. The decision by any of our large customers to decrease their purchases of our products or stop carrying our products could have a material adverse effect on our results of operations and financial condition.

        In 2002, 8.9% of our net revenue came from Bloomingdale's, Macy's and other affiliated stores owned by Federated Department Stores. No other single customer or group of related customers accounted for more than 5% of our net revenue in 2002. Continued consolidation in the retail industry could further decrease the number of, or concentrate the ownership of, stores that carry our and our licensees' products. Also, as we expand the number of our retail stores, we run the risk that our wholesale customers will perceive that we are increasingly competing directly with them, which may lead them to reduce or terminate purchases of our products. In addition, in recent years there has been a significant increase in the number of designer brands seeking placement in department stores, which makes any one brand potentially less attractive to department stores. If any one of our major customers decides to decrease purchases from us, to stop carrying GUESS? products or to carry our products only on terms less favorable to us, our sales and profitability could significantly decrease. This could have a material adverse effect on our results of operations and financial condition.

We could find that we are carrying excess inventories if we fail to anticipate consumer demand, if our international vendors do not supply quality products on a timely basis, if our merchandising strategies fail or if we do not open new and remodel existing stores on schedule.

        We currently purchase approximately 80% of our finished products from international vendors. Consequently, we must commit to styles and fabrics well in advance of the applicable fashion season. Because of this commitment, the products we eventually receive might not be consistent with constantly changing consumer tastes. Further, even if we correctly anticipate consumer fashion trends, our vendors could fail to supply the quality products and materials we require at the time we need them. Moreover, we could fail to effectively market or merchandise these products once we receive them. Lastly, we could fail to open new or remodeled stores on schedule, and inventory purchases made in anticipation of such store openings could remain unsold. Any of the above factors could cause us to experience excess inventories and higher markdowns, which in turn could have a material adverse effect on our results of operations and financial condition.

We contributed most of our royalties under many of our trademark license agreements to a financing subsidiary, and these contributed royalties are being used as a primary asset for payment of obligations under $75 million of secured notes. If the revenue stream generated by these contributed royalties does not exceed the amounts payable under the notes from time to time, there may not be any royalties for the subsidiary to distribute to us.

        We contributed the royalties under 14 of our 21 trademark license agreements, including our top five license agreements that accounted for 60.9% of our net licensing royalties in 2002, to a financing subsidiary. These contributed royalties are being used for payment of obligations under $75 million of secured notes until the notes are paid in full. In 2002, our royalty revenues from these 14 agreements aggregated approximately $31.5 million, or approximately 5.4% of our net revenues. Our minimum royalty payments under those licensing agreements through 2009 will total approximately $127 million. The net present value of those payments, discounted at 6.75%, is approximately $101.5 million. If the revenue stream generated by these contributed royalties does not exceed the amounts payable under the notes from time to time, there may not be any royalties for the subsidiary to distribute to us.

One of our indirect, wholly owned subsidiaries recently pledged all of our right, title and interest in a number of our trademarks and license agreements as collateral for the guarantee of the payment of $75 million of secured notes. If the note holders foreclose on the collateral, then we may lose all of our right, title and interest in those trademarks and revenues under those licensing agreements.

        We recently contributed all of our right, title and interest in a number of our trademarks and domestic and largest European license agreements to a newly created, wholly owned subsidiary, Guess? IP Holder L.P., or IP Holder. IP Holder contributed all royalties due and to become due under those license agreements to another of our indirect, wholly owned subsidiaries, Guess? Royalty Finance LLC, or Royalty Finance. Royalty Finance then issued $75 million secured notes due 2012, pledging future royalties due under those license agreements, which are its primary assets. IP Holder guaranteed the payment of the notes issued by Royalty Finance and pledged a number of our trademarks and license agreements as collateral for payment of its guarantee of the notes. IP Holder also granted a security interest in those trademarks and licensing agreements for the performance of its obligations to contribute the royalties on the license agreements to Royalty Finance. If the note holders seek to collect from IP Holder as guarantor of the notes and IP Holder cannot meet the obligations under the notes, then the note holders may foreclose on those trademarks and license agreements. Also, if IP Holder does not contribute future royalties under the licensing agreements to Royalty Finance, then Royalty Finance may foreclose on the those trademarks and license agreements. In either of these situations, the note holders would have a first priority interest in a number of our trademarks and domestic and largest European license agreements, and we would not receive any proceeds from these assets until the note holders have been paid in full.

If certain events happen, we could lose our role as "servicer" of the trademarks and license agreements pledged by one of our wholly owned subsidiaries as collateral for its guarantee of the payment of the secured notes of another wholly owned subsidiary. If another party is appointed "servicer", that party could issue new licenses or modify existing licenses in a manner that negatively impacts our overall brand performance and ultimately results in a decline in value of all our trademarks.

        When we transferred all our right, title and interest in a number of our trademarks and domestic and largest European license agreements to one of our wholly owned subsidiaries and that subsidiary pledged those trademarks and license agreements as collateral for the guarantee of the payment of secured notes issued by another of our wholly owned subsidiaries, we were appointed as servicer of the trademarks and license agreements. If certain events happen, such as the bankruptcy of Guess?, Inc. or the underperformance of these licenses producing royalties at a rate below specified trigger levels, we may be terminated as servicer of those trademarks and license agreements. A new servicer could be appointed and that servicer would have the authority to issue new license agreements and modify existing license agreements, with the likely goal of improving short-term cash flow and repaying the secured notes. In order to accomplish this goal, the new servicer may sacrifice the long-term value of the trademarks by, among other things, approving new distribution channels of our products that we currently do not use (such as discount retailers) and reducing some of the quality requirements of the products our licensees sell. These actions could impact our overall brand performance and could ultimately result in a decline in value of all our trademarks.

Since we do not control our licensees' actions and we depend on our licensees for a substantial portion of our earnings from operations, their conduct could harm our business.

        We license others to produce and market products that are sold with our trademarks. Worldwide sales of licensed products (as reported to Guess? by its licensees) were approximately $535 million in 2002. Guess?'s net royalties from these sales, including fees from new licensees, were $36.9 million and $39.1 million in 2001 and 2002, respectively. If the quality, focus, image or distribution of our licensed products diminish, consumer acceptance of and demand for the GUESS? brand and products could decline. This could materially and adversely affect our business and results of operations. In 2002, approximately 60.9% of our net royalties were derived from our top five licensed product lines, all of which have been contributed to our subsidiary and pledged to secure the ultimate payment of secured notes issued by another of our indirect, wholly owned subsidiaries. A decrease in customer demand for any of these product lines could have a material adverse effect on our results of operations and financial condition.

We depend on our intellectual property, and our methods of protecting it may not be adequate.

        Our success and competitive position depend significantly upon our trademarks and other proprietary rights. We take steps to establish and protect our trademarks worldwide. Despite any precautions we may take to protect our intellectual property, policing unauthorized use of our intellectual property is difficult, expensive and time consuming, and we may be unable to determine the extent of any unauthorized use. We also place significant value on our trade dress and the overall appearance and image of our products. However, we cannot assure you that we can prevent imitation of our products by others or prevent others from seeking to block sales of GUESS? products for violating their trademarks and proprietary rights. We also cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of GUESS?, that our proprietary rights would be upheld if challenged or that we would, in that event, not be prevented from using our trademarks, any of which could have a material adverse effect on our financial condition and results of operations. Further, we could incur substantial costs in legal actions relating to our use of intellectual property or the use of our intellectual property by others; even if we are successful, the costs we incur could have a material adverse effect on us. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

Our plan to open new retail stores more rapidly than in the past could strain our resources and cause us to execute our business less effectively.

        During 2002, we opened 24 new stores in the United States and Canada and increased our retail square footage by 9.1% to 1,277,000 square feet. We plan to open 15 to 20 new stores in the United States and Canada in 2003. This expansion effort will place increased demands on our managerial, operational and administrative resources that could prevent or delay the successful opening of new stores as well as adversely impact the performance of our existing stores.

We may be unsuccessful in implementing our planned retail expansion, which could harm our business and negatively affect our results of operations.

        To open and operate new stores successfully, we must:

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  identify desirable locations, the availability of which is out of our control;

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  negotiate acceptable lease terms, including desired tenant improvement allowances;

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  build and equip the new stores;

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  source sufficient levels of inventory to meet the needs of the new stores;

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  hire, train and retain competent store personnel;

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  successfully integrate the new stores into our existing operations; and

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  satisfy the fashion preferences of customers in the new geographic areas.

        Any of these challenges could delay our store openings, prevent us from completing our store opening plans or hinder the operations of stores we do open. We cannot be sure that we can successfully complete our planned expansion or that our new stores will be profitable. Such things as unfavorable economic and business conditions and changing consumer preferences could also interfere with our plans to expand.

Our two most senior executive officers own a majority of our common stock, and their interests may differ from the interests of our other stockholders.

        As of May 28, 2003, Maurice and Paul Marciano, our two most senior executive officers, collectively beneficially owned 70.1% of our outstanding shares of common stock. These officers may have different interests than our other stockholders and, accordingly, they may direct the operations of our business or use the proceeds of this offering in a manner contrary to the interests of our other stockholders. As long as these officers own a majority of our common stock, they will effectively be able to:

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  elect our directors;

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  amend or prevent amendment of our Restated Certificate of Incorporation or Bylaws;

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  effect or prevent a merger, sale of assets or other corporate transaction; and

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  control the outcome of any other matter submitted to our stockholders for vote.

        Their stock ownership, together with the anti-takeover effects of certain provisions of applicable Delaware law and our Restated Certificate of Incorporation or Bylaws, may allow them to delay or prevent a change in control that may be favored by our other stockholders, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our common stock price.

Our failure to attract and retain our existing senior management team and other key personnel could adversely affect our business.

        Our business requires disciplined execution at all levels of our organization in order to ensure the timely delivery of merchandise in appropriate quantities to our stores and our wholesalers' stores. This execution requires experienced and talented management in design, production, merchandising and advertising. Our success depends upon the personal efforts and abilities of our senior management, particularly Maurice and Paul Marciano, and other key personnel. Although we have recently recruited several key executives with relevant industry expertise, the extended loss of the services of one or both of the Marcianos or other key personnel could materially harm our business. Further, we do not have "key man" insurance with respect to either of the Marcianos or other key employees, and any of them may leave us at any time, which could severely disrupt our business and future operating results.

Much of our business is international and can be disrupted by factors beyond our control.

        We have been reducing our reliance on domestic contractors and expanding our use of offshore manufacturers as a cost-effective means to produce our products. During 2002, we sourced approximately 80% of our finished products from third-party suppliers located outside the United States. In addition, we have been increasing our international sales. In 2002, 2.4% of our net revenue was from net royalties paid by international licensees, as compared to 1.8% during 2001. We have also been increasing our purchases of fabrics outside of the United States.

        As a result of our increasing international operations, we face the possibility of greater losses from a number of risks inherent in doing business in international markets and from a number of factors which are beyond our control. Such factors that could harm our results of operations and financial condition include, among other things:

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  political instability or acts of terrorism, which disrupt trade with the countries in which our contractors, suppliers or customers are located;

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  local business practices that do not conform to legal or ethical guidelines;

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  adoption of additional or revised quotas, restrictions or regulations relating to imports or exports;

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  additional or increased customs duties, tariffs, taxes and other charges on imports;

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  significant fluctuations in the value of the dollar against foreign currencies;

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  economic instability in the foreign markets in which we do business, which could influence our ability to sell our products in these international markets; and

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  restrictions on the transfer of funds between the United States and foreign jurisdictions.

        Our imports are limited by textile agreements between the United States and a number of foreign jurisdictions, including Hong Kong, China, Taiwan and South Korea. These agreements impose quotas on the amounts and types of merchandise that may be imported into the United States from these countries. These agreements also allow the United States to limit the importation of categories of merchandise that are not now subject to specified limits. The United States and the countries in which our products are produced or sold may also, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust prevailing quota, duty or tariff levels. In addition, none of our international suppliers or international manufacturers supplies or manufactures our products exclusively. As a result, we compete with other companies for the production capacity of independent manufacturers and import quota capacity. If we were unable to obtain our raw materials and finished apparel from the countries where we wish to purchase them, either because room or space under the necessary quotas was unavailable or for any other reason, or if the cost of doing so should increase, it could have a material adverse effect on our results of operations and financial condition.

The spread of severe acute respiratory syndrome, or SARS, may have a negative impact on our results of operations.

        We have important textile suppliers in China and Taiwan and a significant retail presence in Toronto. The recent outbreak of SARS, which has had particular impact in China, Hong Kong, Singapore and Toronto, could have a negative effect on our or our suppliers' operations in those regions, including delaying or preventing shipping from those areas or decreasing sales as a result of the epidemic. If the number of SARS cases spreads to other areas, our international and domestic sales and operations could be negatively impacted. In addition, the recent outbreak of SARS has curtailed travel to and from certain countries. Continued or additional restrictions on travel to and from these and other regions due to SARS could have a material adverse effect on our retail sales.

Our involvement in lawsuits, both now and in the future, could negatively impact our business.

        We currently are a defendant in lawsuits and have been involved in a variety of other legal proceedings in the past. Although we intend to vigorously defend the claims against us, if any of the claims in these lawsuits or a future lawsuit are resolved unfavorably to us, we may be required to pay substantial monetary damages or pursue alternative business strategies. This could have a material adverse effect on our business. In addition, our defense of these actions has resulted, and may continue to result, in substantial costs to us as well as require the significant dedication of management resources. If we choose to settle any of these lawsuits, the settlement costs could have a material adverse effect on our cash resources and financial condition.

Violation of labor laws and practices by us or our licensees, contractors or suppliers could harm our business.

        We promote and follow applicable legal and ethical business practices through our internal and vendor operating guidelines. However, we do not control our licensees', contractors' or suppliers' labor practices. The violation of labor or other laws by us or any of our licensees, contractors or suppliers, or divergence of a licensee's, contractor's or supplier's labor practices from those generally accepted as ethical in the United States, could harm the value of our trademarks and the quality of our products.

Our success depends on maintaining good working relationships with our suppliers and manufacturers.

        We do not own or operate most of our production equipment, and we depend on independent contractors to supply our fabrics and to manufacture our products to our specifications. We do not have long-term contracts with any suppliers or manufacturers, and our business is dependent on continued good relations with our vendors. In addition, none of our suppliers or manufacturers supplies or manufactures our products exclusively. As a result, we compete with other companies for the production capacity of independent manufacturers and international import quota capacity. If our vendors or manufacturers fail to ship our fabrics or products on time or to meet our quality standards or are unable to fill our orders, we might not be able to deliver products to our retail stores and wholesale customers on time or at all.

        Moreover, our manufacturers have at times been unable to deliver finished products in a timely fashion. This has led to an increase in our inventory, causing a decrease in our profitability. As there are a limited number of qualified, offshore manufacturers, it could take significant time to find alternative manufacturers, which could result in our missing retailing seasons or our wholesale customers' canceling orders, refusing to accept deliveries or requiring that we lower selling prices. Since we cannot return merchandise to our manufacturers, we could also have a significant amount of unsold merchandise. Any of these problems could harm our financial condition and results of operations.

We rely on third parties and our own personnel for upgrading and maintaining our management information and accounting systems. If these parties do not perform these functions appropriately, our business could be disrupted.

        The efficient operation of our business is very dependent on our information and accounting systems. In particular, we rely heavily on the automated sortation system used in our distribution center and the merchandise management system used to track sales and inventory. We depend on our vendors to maintain and periodically upgrade these systems for the continued ability of these systems to support our business as we expand. The software programs supporting our automated sorting equipment and processing our inventory management information were licensed to us by independent software developers. The inability of these developers to continue to maintain and upgrade our software programs could result in incorrect information being supplied to management, inefficient ordering and replenishment of products and disruption of our operations if we are unable to convert to alternate systems in an efficient and timely manner.

Risks of Our Industry

Changes in the economy and trends in consumer confidence may adversely affect our ability to generate revenues.

        The industry in which we operate is cyclical. Purchases of apparel and related merchandise tend to decline during recessionary periods and also may decline at other times. Reduced levels of consumer spending can also result from (i) changes in interest rates, (ii) the availability of consumer credit, (iii) changes in taxation rates, (iv) consumer confidence in future economic conditions, and (v) reduced levels of consumer disposable income. Due to these cyclical factors in the retail industry, we may not be able to maintain our growth in revenues or earnings, or remain profitable in the future.

        Actual or potential terrorist acts and other conflicts in recent periods have also created significant instability and uncertainty in the world and may have additional effects in the future. These may include causing consumers to defer purchases or preventing our suppliers and service providers from providing required services or materials to us. These or other impacts could materially and adversely affect our operating results and stock price.

The apparel industry is highly competitive, and we may face difficulties competing successfully in the future.

        We operate in a highly competitive industry with low barriers to entry. We compete with many apparel manufacturers and distributors and many well-known designers, some of whom have substantially greater resources than we do and some of whose products are priced lower than ours. Our retail and factory outlet stores compete with many other retailers, including department stores, some of whom are our major wholesale customers. Our licensed apparel and accessories compete with many designer and non-designer lines and well-known brands. Within each of our geographic markets, we also face significant competition from global and regional branded apparel companies, as well as retailers that market apparel under their own labels. These and other competitors pose significant challenges to our market share in our existing major United States and foreign markets. In addition, our larger competitors may be better able than we to adapt to changing conditions that affect the competitive market. Also, our industry has low barriers to entry that allows the introduction of new products or new competitors at a faster pace. Any of these factors could result in reductions in sales or prices of GUESS? products and could have a material adverse effect on our results of operations and financial condition.

Risks of This Offering

The sale of stock by Mr. Armand Marciano, a former director and executive officer of Guess? who currently owns approximately 10% of our common stock, may lower the value of our common stock and if coupled with future sales by Messrs. Paul and/or Maurice Marciano, may increase the likelihood of a change in control.

        Mr. Armand Marciano, a former director and executive officer of Guess?, may sell some or all of his shares of our common stock covered under this prospectus. Mr. Marciano currently owns approximately 10% of our common stock. He served as our Senior Executive Vice President until April 2003 and was a member of our board of directors until December 2001. The sale of substantial amounts of his stock in the public market, or the belief that these sales may occur, could reduce the market price of our stock.

        Mr. Armand Marciano entered into a shareholders' agreement with Messrs. Maurice and Paul Marciano in August 1996. That agreement required Mr. Armand Marciano to vote his shares in favor of the election of Messrs. Maurice and Paul Marciano and himself (or his designee) to our board of directors. The agreement also placed transfer restrictions on shares held by the parties and required Mr. Armand Marciano to offer his shares to Messrs. Maurice and Paul Marciano before selling the shares to an unrelated third party, subject to certain exceptions including sales pursuant to this prospectus. Our stockholders approved a proposal to terminate this agreement at our annual meeting on May 12, 2003. On the same day, the parties terminated the agreement. The shareholders' agreement covered approximately 81.4% of our common stock. The termination of the agreement, coupled with future sales by Messrs. Paul and/or Maurice Marciano, could increase the likelihood of a change in control of our company.

The price of our common stock could decline substantially if our quarterly results of operations, comparable store sales, sales per square foot, wholesale operations or royalty net revenue decline or do not meet the expectations of research analysts or investors.

        Our quarterly results of operations for our individual stores, our wholesale operations and our royalty net revenue have fluctuated in the past and can be expected to fluctuate in the future. Further, if our retail store expansion plan fails to meet our expected results, our overhead and other related expansion costs would increase without an offsetting increase in sales and net revenue. This could have a material adverse effect on our results of operations and financial condition.

        Our net revenue and operating results are typically lower in the second quarter of our fiscal year due to general seasonal trends in the apparel and retail industries. Our comparable store sales and quarterly results of operations are affected by a variety of factors, including:

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  shifts in consumer tastes and fashion trends;

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  the timing of new store openings and the relative proportion of new stores to mature stores;

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  calendar shifts of holiday or seasonal periods;

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  changes in our merchandise mix;

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  the timing of promotional events;

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  actions by competitors;

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  weather conditions;

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  changes in style;

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  changes in the business environment;

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  population trends;

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  changes in patterns of commerce such as the expansion of electronic commerce; and

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  the level of pre-operating expenses associated with new stores.

        An unfavorable change in any of the above factors could have a material adverse effect on our results of operations and financial condition.

Our stock price has been and may continue to be volatile.

        Since our common stock began publicly trading in 1996, the daily closing price of our stock has ranged from $3.32 to $32.00. The market price of our common stock is likely to fluctuate, both because of actual and perceived changes in our operating results and prospects and because of general volatility in the stock market. The market price could continue to fluctuate widely in response to factors such as:

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  actual or anticipated variations in our results of operations;

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  the addition or loss of suppliers, customers and other business relationships;

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  changes in financial estimates of, and recommendations by, securities analysts;

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  conditions or trends in the apparel and consumer products industries;

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  additions or departures of key personnel;

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  sales of our common stock;

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  general market and economic conditions; and

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  other events or factors, many of which are beyond our control.

        Fluctuations in price and trading volume of our stock in response to factors like these could be unrelated or disproportionate to our actual operating performance.

We have never paid dividends on our common stock and do not plan to do so in the future.

        Our equity securities are entitled to receive any dividends that may be declared by our board of directors. We have not paid any cash dividends on our common stock and we do not expect to pay cash dividends in the future. Also, our senior credit facility prohibits us from paying dividends to our stockholders. We intend to retain any future earnings to provide funds for operations of our business. Investors who anticipate the need for dividends from investments should not purchase our common stock.

Forward-Looking Statements

        We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

        All forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those discussed under "Risk Factors" in this prospectus. You should carefully consider the information set forth under "Risk Factors" in this prospectus.

Use of Proceeds

        All net proceeds from the sale of the common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of the common stock by the selling stockholders.

Selling Stockholders

        The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock by the selling stockholders as of May 28, 2003 and the number of shares which may be offered pursuant to this prospectus for the account of the selling stockholders or their transferees from time to time.

Name and Address of Selling Stockholders	Shares Owned Prior to the Offering		Percent of Class Prior to the Offering	Shares Available for Sale Under this Prospectus		Percent Owned After Completion of the Offering(4)
Armand Marciano (1) 9465 Wilshire Blvd., #400 Beverly Hills, CA 90212	4,319,492	(2)	10.0%	4,314,492	(2)	*
Jack Rimokh (3) 320 W. 31st St. Los Angeles, CA 90007	137,000		*	100,000		*

(1)
Armand Marciano joined Guess? two months after our inception in 1981 and served as our Senior Executive Vice President from November 1992 until April 2003. Mr. Marciano served as our Secretary from 1983 to August 1997, as our Executive Vice President from July 1988 to 1992, and as our Assistant Secretary from August 1997 until April 2003. Mr. Marciano served as a member of our board of directors from 1983 until his resignation as a director in December 2001.

(2)
Includes 4,319,492 shares of common stock beneficially owned by Armand Marciano as follows: 4,314,492 shares held indirectly as sole trustee and principal beneficiary of the Armand Marciano Trust, dated February 20, 1986; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust—Anastasia; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust—Francesca; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust—Harrison; 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust—Dominique; and 1,000 shares held indirectly as sole trustee of the Armand Marciano Gift Trust—Julien. Mr. Marciano is registering for sale hereunder 4,314,492 shares held under the Armand Marciano Trust, dated February 20, 1986, with respect to which he has sole voting and dispositive power.

(3)
Jack Rimokh is the President and sole owner of Signal Products, Inc., our handbag licensee and one of our five largest licensees.

(4)
Each selling stockholder may offer shares under this prospectus from time to time and may elect to sell none, some or all of the shares available for sale hereunder. As a result, we cannot estimate how many shares of our common stock each stockholder will hold after completion of this offering. For purposes of this table, however, we have assumed that each stockholder sells all of his shares available for sale hereunder.

*
Less than one percent.

Plan of Distribution

        The shares of common stock offered hereby may be sold by the selling stockholders or by their respective pledgees, donees, transferees or other successors in interest. Each selling stockholder may sell his shares on the New York Stock Exchange, in the over-the-counter market or in private transactions. Such sales may be made at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The shares may be sold by one or more of the following methods (as well as other methods of sale):

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  one or more block trades in which a broker or dealer so engaged will attempt to sell all or a portion of the shares held by the selling stockholder as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  one or more purchases by a broker or dealer as principal and resale by such broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

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  one or more ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

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  one or more privately negotiated transactions between the selling stockholder and purchasers without a broker-dealer.

        The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in negotiated amounts in the form of discounts, concessions, commissions or fees from the selling stockholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). Such brokers or dealers or other participating brokers or dealers and the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Except for customary selling commissions in ordinary brokerage transactions, any such underwriter or agent will be identified, and any compensation paid to such persons will be described, in a prospectus supplement. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this prospectus.

        We have agreed to bear all costs, expenses and fees in connection with the registration of the shares of our common stock offered by this prospectus. We have also agreed to indemnify Armand Marciano against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to use reasonable efforts to keep the registration statement, of which this prospectus forms a part, effective for at least one year.

Legal Matters

        The validity of the shares of common stock intended to be sold pursuant to this prospectus will be passed upon for us by O'Melveny & Myers LLP.

Experts

        The consolidated financial statements of Guess?, Inc. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find More Information

        We have filed our registration statement on Form S-3 with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933 with respect to the securities. The registration statement and the exhibits to the registration statement contain more information than this prospectus does. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC's public reference facility at:

    Securities and Exchange Commission
    Room 1024
    450 Fifth Street, N.W.
    Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov or at our web site at www.guess.com. We do not intend that the information found on our website be a part of this prospectus.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filing number is 1-11893. You may read and copy these reports, proxy statements and other information at the SEC's public reference room listed above, or through the web site listed above. In addition, you may inspect and copy reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supercede the information included or incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following information:

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  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

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  our Current Report on Form 8-K filed on May 5, 2003;

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  our Quarterly Report on Form 10-Q for the quarter ended March 29, 2003; and

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  the description of our common stock contained in our registration statements filed under the Securities Exchange Act of 1934, including any amendment or reports filed for the purpose of updating such description.

        We also incorporate by reference any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Guess?, Inc.
    1444 S. Alameda Street
    Los Angeles, California 90021
    Attn: Investor Relations
    (213) 765-3100

        You should rely only on the information incorporated by reference, provided in this prospectus or any supplement that we have referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. However, you should realize that our affairs may have changed since the date of this prospectus. This prospectus will not reflect such changes. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized, if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

GUESS?, INC.

4,414,492 Shares of
Common Stock

PROSPECTUS

July 8, 2003

QuickLinks

Table of Contents
Risk Factors
Risks of Our Business
Risks of Our Industry
Risks of This Offering
Forward-Looking Statements
Use of Proceeds
Selling Stockholders
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information